Exhibit 99.1

American Campus Communities, Inc. Reports Third Quarter 2015 Financial Results

Achieves 5.9 percent same store NOI growth

Awarded or in exclusive negotiation on five new on-campus transactions

AUSTIN, Texas--(BUSINESS WIRE)--October 26, 2015--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2015.

Highlights

  Reported quarterly FFOM of $0.43 per fully diluted share or $48.7 million, versus $0.44 per fully diluted share or $46.5 million for the third quarter prior year.
  Increased same store wholly-owned net operating income ("NOI") by 5.9 percent over the third quarter 2014, as compared to 5.6 percent same store wholly-owned NOI growth reported in the third quarter prior year.
  Achieved same store wholly-owned occupancy of 97.7 percent as of September 30, 2015 compared to 97.7 percent for the same date prior year, with an average rental rate increase of 2.9 percent.
  Delivered four owned development projects containing 3,187 beds into service for the 2015-2016 academic year totaling $297.6 million in development cost.
  Awarded or directly negotiating five new on-campus projects including an American Campus Equity (ACE®) development with the University of California-Berkeley. Since the beginning of 2015, the company has been awarded or provided the right to directly negotiate a total of 15 new on-campus projects through its public-private partnership platform.
  Subsequent to quarter end, commenced construction on a 1,594-bed on-campus ACE development primarily intended to serve freshman students at Arizona State University. The $119.6 million living-learning community includes an $11.8 million dining facility which will be reimbursed by the University. This represents the sixth ACE project with ASU totaling more than 6,750 beds, continuing the largest on-campus student housing revitalization in the nation.
  Continued capital recycling efforts with the previously announced sale of three non-core properties in a portfolio for $32.1 million. Containing 1,200 beds, the three assets average 14 years old and 1.0 miles from campus.
  Completed a $400 million bond offering, issuing 5-year senior unsecured notes with a 3.391 percent yield and 3.35 percent coupon.

“We are very pleased with our performance this quarter, which included same store NOI growth of 5.9 percent and further advancement of our on-campus platform with the announcement of five new awards including an ACE development at the University of California-Berkeley,” said Bill Bayless, American Campus CEO. “As recently outlined in our capital allocation presentation, given recent capital market dynamics, we have stepped away from the acquisition market and are allocating our capital toward the high yielding development pipeline. We plan to fund this growth with a mix of available operating cash flow and the continuation of our capital recycling program including disposition of non-core assets along with the potential disposition or joint venture of core assets. Operationally, we remain very bullish on the state of the sector, with public and private student housing players noting increases in both occupancy and rental rates at the recent National Multifamily Housing Council Student Housing Conference, and Fall 2016 new supply in our markets expected to decline approximately 15 percent from 2015 levels. With these tailwinds, as we kick off leasing, we are currently targeting rental revenue growth for the 2016-2017 academic year in the range of 3.0 to 4.5 percent through a combination of occupancy and rental rate growth.”

Third Quarter Operating Results

Revenue for the 2015 third quarter totaled $180.8 million, a 0.6 percent decrease from $181.9 million in the third quarter 2014 and operating income for the quarter decreased $0.3 million or 1.6 percent over the prior year third quarter. The decreases were primarily due to the loss of revenue and operating income associated with properties sold since October 1, 2014 through the company’s disposition program, offset with capital recycling activity including acquisitions and the recently completed development properties as well as growth resulting from increased rental rates for the 2015-2016 academic year. Net income for the 2015 third quarter totaled $1.9 million, or $0.01 per fully diluted share, compared with a net loss of $5.8 million, or $0.06 per fully diluted share, for the same quarter in 2014. FFO for the 2015 third quarter totaled $48.6 million, or $0.42 per fully diluted share, as compared to $45.7 million, or $0.43 per fully diluted share for the same quarter in 2014. FFOM for the 2015 third quarter was $48.7 million, or $0.43 per fully diluted share as compared to $46.5 million, or $0.44 per fully diluted share for the same quarter in 2014. A reconciliation of FFO and FFOM to net income is shown in Table 3.

NOI for same store wholly-owned properties was $67.3 million in the quarter, an increase of 5.9 percent over $63.5 million in the 2014 third quarter. Same store wholly-owned property revenues increased by 3.7 percent over the 2014 third quarter due primarily to an increase in average rental rates for the 2015-2016 academic year. Same store wholly-owned property operating expenses increased by 2.1 percent over the prior year quarter. NOI for the total wholly-owned portfolio increased 0.5 percent to $74.6 million for the quarter from $74.3 million in the comparable period of 2014.

Portfolio Update

Developments

During the quarter, the company completed construction and delivered $297.6 million of owned development assets into service. These four developments are all core Class A assets pedestrian to campus in their respective markets. As of September 30, 2015, the new assets are 88.8 percent occupied for the upcoming academic year, are expected to achieve a year-one yield of 6.3 percent, and remain on track to meet their targeted stabilized development yield in the range of 6.75 - 7.0 percent for the 2016-2017 academic year.

American Campus Equity (ACE)

The company made further advancements in its ACE development program with an award or the right to directly negotiate two new on-campus transactions including a project with the University of California-Berkeley and an eighth phase with Prairie View A&M University. The projects are estimated to total approximately 1,200 beds and are in various stages of feasibility analysis and conceptual planning.

Subsequent to quarter end, the company commenced construction on a 1,594-bed modern student residence hall located in the core of the Arizona State University campus, continuing the largest on-campus student housing revitalization in history with the sixth ACE development conducted in partnership with ASU, totaling more than 6,750 beds. The $119.6 million living-learning community is intended to serve freshman students enrolled in the Fulton Schools of Engineering and includes an $11.8 million dining hall which will be reimbursed by the university, extensive academic study space, a fitness center and social and recreational lounges, in addition to featuring E-Space, a 3,500-square foot “maker lab” outfitted with resources catering to the needs of today’s engineering student. The community targets a Fall 2017 delivery, is designed and registered to achieve LEED gold certification, and replaces 546 beds in Palo Verde Main Residence Hall which has been demolished.

During the quarter, the company continued construction on University Pointe, an ACE development in the heart of the University of Louisville campus, under a full reimbursement agreement with the University. Pending a successful resolution of final administrative matters, the company anticipates completion of the final ground lease, thus paving the way for a Fall 2016 delivery of the 532-bed, $44.2 million, apartment community which is replacing 324 beds in three existing residence halls that have been demolished.

Off-Campus Owned

The company commenced site preparations, paving the way for construction of a 718-bed development serving students attending the University of Missouri, in Columbia. In addition to being located immediately adjacent to core campus, the $69.1 million community is conveniently located proximate to the student union, student recreation center, and downtown retail area. The property, which is slated for delivery in Fall 2017, is comprised primarily of spacious four-bedroom/four-bath units and will feature an approximate 12,000-square foot community center including fitness center, social lounge and wireless internet cafe.

Acquisitions

As previously announced, the company acquired Stadium Centre, a transaction which included a 710-bed existing asset and the presale of an additional 260-bed development phase targeting delivery in Fall 2016, both located pedestrian to Florida State University. With the inclusion of the development phase, on a standalone asset underwrite basis, the transaction offered a blended cap rate of 6.2 percent nominal and 6.0 percent economic with the multiple asset market efficiencies expected to generate additional yields of 25 to 50 basis points more than the going-in cap rates.

Dispositions

As previously announced, the company continued with its capital recycling efforts and completed the sale of three non-core properties in a single portfolio for $32.1 million. The properties contain 1,200 beds serving students attending Middle Tennessee State University in Murfreesboro, average 1.0 mile from campus and 14 years of age. The assets were sold at an economic cap rate of 6.4 percent based on in-place rental revenue, trailing-12 operating expenses and portfolio average capital reserves.

Capital Recycling Summary

Year-to-date, when including the January closing of the final assets in the 2014 disposition package, the company has completed the disposition of 20 non-core assets for a total sales price of $436.7 million and an average economic cap rate of 6.3 percent. The proceeds from these dispositions have been recycled into the company’s $297.6 million high yielding 2015 development pipeline and $358.6 million of core acquisitions completed year-to-date. This represents a significant improvement in portfolio quality as the 20 disposition properties average 1.2 miles from their respective campuses and an average age of over 15 years, while the core pedestrian growth assets average less than 0.2 miles from their respective campuses, average 2 years of age, and offer a more attractive and sustainable long-term NOI growth profile than the sold properties.

Third-Party Services

The company completed and delivered Honors Academic Village and Momentum Village, 492-bed and 482-bed third-party development projects on the campuses of the University of Toledo and Texas A&M University-Corpus Christi, respectively. Following the successful delivery of Momentum Village, the company was awarded the right to begin pre-development services for a second phase third-party development project on the campus of Texas A&M University-Corpus Christi. The timing and development fees for this project have yet to be determined.

Subsequent to quarter end, the company completed contracted pre-development services and expects to earn approximately $500 thousand in fees relating to a future student housing development on the main campus of the University of Kansas, thereby concluding the company’s role in the transaction.

Public-Private Partnership Award Summary

As announced, the company has been awarded or is directly negotiating a new ACE development project with the University of California-Berkeley, an eighth ACE phase with Prairie View A&M University, and a second phase third-party on-campus development project with Texas A&M Corpus-Christi. The company has also been awarded two additional on-campus transactions with Northeastern University and Virginia Commonwealth University, for which the transaction structures have not yet been determined. The five newly announced awards remain subject to project feasibility analysis, transaction structuring and other items.

Including these five new on-campus awards, since the beginning of 2015, the company has been awarded or provided the right to directly negotiate a total of 15 new on-campus projects through its public-private partnership platform.

Capital Markets

On September 15, the company issued $400 million of senior unsecured notes under its existing shelf registration which are fully and unconditionally guaranteed by the company. These 5-year notes were issued at 99.811 percent of par value with a coupon of 3.35 percent and a yield of 3.391 percent. Interest on the notes is payable semi-annually on April 1 and October 1, with the first payment beginning on April 1, 2016. The notes will mature on October 1, 2020. Moody’s and S&P rated the notes Baa3 and BBB-, respectively. Net proceeds from the transaction totaled $395.3 million and were used to repay the outstanding balance of the company’s revolving credit facility, leaving residual amounts available to fund the current development pipeline and for general business purposes.

At-The-Market (ATM) Share Offering Program

The company did not sell any shares under the ATM Share Offering Program during the third quarter.

2015 Outlook

The company is updating its 2015 outlook primarily to reflect the results of the Fall 2015 lease-up, the financial results achieved through the third quarter of 2015, and net acquisition and disposition activity which is approximately in line with the transaction assumptions at the lower end of the guidance range. Based upon these and other factors, management anticipates that 2015 FFO will be in the range of $2.35 to $2.38 and FFOM, excluding the impact of transaction costs, will be in the range of $2.32 to $2.36 per fully diluted share, respectively. For additional details regarding the company’s updated 2015 outlook, please see pages 16-17 of the Supplemental Analyst Package 3Q 2015.

All guidance is based on the current expectations and judgment of the company's management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2015 is included in Table 4.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss third quarter results and the 2015 outlook on Tuesday, October 27, 2015 at 10 a.m. ET (9:00 a.m. CT). Participants from within the U.S. may dial 888-317-6003 passcode 9713161, and participants outside the U.S. may dial 412-317-6061 passcode 9713161 at least 10 minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until November 10, 2015 by dialing 877-344-7529 or 412-317-0088 conference number 10072438. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of September 30, 2015, American Campus Communities owned 158 student housing properties containing approximately 96,300 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 197 properties with approximately 125,800 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Investments in real estate:
Wholly-owned properties, net	$5,537,735	$5,308,707
Wholly-owned properties held for sale	-	131,014
On-campus participating properties, net	91,351	94,128
Investments in real estate, net	5,629,086	5,533,849

Cash and cash equivalents	45,230	25,062
Restricted cash	36,380	31,937
Student contracts receivable, net	24,129	10,145
Other assets[1]	291,277	233,755
Total assets	$6,026,102	$5,834,748

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$1,123,651	$1,331,914
Unsecured notes	1,197,678	798,305
Unsecured term loans	600,000	600,000
Unsecured revolving credit facility	-	242,500
Accounts payable and accrued expenses	81,020	70,629
Other liabilities[2]	167,357	121,645
Total liabilities	3,169,706	3,164,993

Redeemable noncontrolling interests	59,969	54,472

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders' equity:
Common stock	1,123	1,072
Additional paid in capital	3,326,515	3,102,540
Accumulated earnings and dividends	(533,708)	(487,986)
Accumulated other comprehensive loss	(8,207)	(6,072)
Total American Campus Communities, Inc. and Subsidiaries stockholders' equity	2,785,723	2,609,554
Noncontrolling interests - partially owned properties	10,704	5,729
Total equity	2,796,427	2,615,283
Total liabilities and equity	$6,026,102	$5,834,748

1.	As of September 30, 2015, other assets include approximately $25.7 million related to net deferred financing costs and the net value of in-place leases.
2.	As of September 30, 2015, other liabilities include approximately $88.8 million in deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues
Wholly-owned properties	$170,275	$171,816	$517,641	$506,822
On-campus participating properties	6,565	5,786	21,469	18,709
Third-party development services	937	1,856	3,178	3,624
Third-party management services	2,261	1,769	6,586	5,751
Resident services	778	709	2,309	2,190
Total revenues	180,816	181,936	551,183	537,096
Operating expenses
Wholly-owned properties	96,411	98,232	252,672	250,074
On-campus participating properties	3,557	3,003	9,167	8,265
Third-party development and management services	3,555	2,988	10,554	8,589
General and administrative	5,086	4,700	15,667	13,957
Depreciation and amortization	51,874	49,576	154,103	146,201
Ground/facility leases	1,782	2,206	5,841	5,351
Provision for real estate impairment	-	2,377	-	2,377
Total operating expenses	162,265	163,082	448,004	434,814
Operating income	18,551	18,854	103,179	102,282
Nonoperating income and (expenses)
Interest income	1,099	1,055	3,296	3,123
Interest expense	(21,053)	(23,794)	(63,627)	(65,873)
Amortization of deferred financing costs	(1,315)	(1,543)	(4,032)	(4,503)
Gain (loss) from disposition of real estate[1]	4,657	(67)	52,699	(67)
Loss from early extinguishment of debt	-	-	(1,770)	-
Other nonoperating income	388	-	388	-
Total nonoperating expenses	(16,224)	(24,349)	(13,046)	(67,320)
Income (loss) before income taxes and discontinued operations	2,327	(5,495)	90,133	34,962
Income tax provision	(311)	(290)	(932)	(869)
Income (loss) from continuing operations	2,016	(5,785)	89,201	34,093
Discontinued operations[2]
Loss attributable to discontinued operations	-	-	-	(123)
Gain from disposition of real estate	-	-	-	2,843
Total discontinued operations	-	-	-	2,720
Net income (loss)	2,016	(5,785)	89,201	36,813
Net income attributable to noncontrolling interests	(161)	(62)	(1,569)	(824)
Net income (loss) attributable to ACC, Inc. and Subsidiaries common stockholders	$1,855	$(5,847)	$87,632	$35,989
Other comprehensive income (loss)
Change in fair value of interest rate swaps	(1,420)	2,073	(2,443)	(3,797)
Comprehensive income (loss)	$435	$(3,774)	$85,189	$32,192
Net income (loss) per share attributable to ACC, Inc. and Subsidiaries common stockholders
Basic	$0.01	$(0.06)	$0.78	$0.34
Diluted	$0.01	$(0.06)	$0.77	$0.33
Weighted-average common shares outstanding
Basic	112,323,520	104,968,616	111,867,257	104,903,344
Diluted	112,980,208	104,968,616	113,911,864	105,605,755

1.	Represents net gains from the sale of wholly-owned properties. Due to a recent change in accounting guidance, disposals of individual operating properties or portfolios that do not represent a strategic shift in the Company’s operations will no longer qualify as discontinued operations and will be classified within income from continuing operations.
2.	The operations for any properties sold during 2014 that were classified as held for sale as of December 31, 2013 are not subject to the new accounting guidance for discontinued operations and have been presented in discontinued operations.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income (loss) attributable to ACC, Inc. and Subsidiaries common stockholders	$1,855	$(5,847)	$87,632	$35,989
Noncontrolling interests	161	62	1,569	824
(Gain) loss from disposition of real estate	(4,657)	67	(52,699)	(2,776)
Elimination of provision for real estate impairment[1]	-	2,377	-	2,377
Real estate related depreciation and amortization	51,244	49,029	152,253	144,681
Funds from operations ("FFO") attributable to common stockholders and OP unitholders	48,603	45,688	188,755	181,095
Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	493	749	(1,206)	(1,242)
Amortization of investment in on-campus participating properties	(1,780)	(1,548)	(5,231)	(3,988)
	47,316	44,889	182,318	175,865
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[2]	468	1,070	2,082	2,347
Management fees	289	257	957	841
On-campus participating properties development fees[3]	-	642	-	1,070
Impact of on-campus participating properties	757	1,969	3,039	4,258

Property acquisition costs	623	-	2,836	-
Impact of University Walk (pre-sale arrangement)[4]	-	(323)	-	(323)
Elimination of loss from early extinguishment of debt[5]	-	-	1,770	-
Funds from operations-modified ("FFOM") attributable to common stockholders and OP unitholders	$48,696	$46,535	$189,963	$179,800

FFO per share - diluted	$0.42	$0.43	$1.66	$1.69
FFOM per share - diluted	$0.43	$0.44	$1.67	$1.68
Weighted average common shares outstanding - diluted	114,532,290	106,974,047	114,021,780	106,940,665

1.	For the three and nine months ended September, 30, 2014, represents an impairment charge recorded for the property that was sold in September 2014.
2.	50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods, which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).
3.	Represents development and construction management fees related to the West Virginia University on-campus participating property, which completed construction in August 2014.
4.	University Walk is a property that was subject to a pre-sale arrangement and was purchased in January 2015. The property was consolidated for financial purposes prior to its acquisition. However, as we did not benefit from the net cash flow from operations prior to our purchase, we have excluded the operations of this property from FFOM in 2014.
5.	Represents losses associated with the early pay-off of mortgage loans for four properties sold during the nine months ended September 30, 2015. Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP. However, we view the losses from early extinguishment of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that adjusting FFO to exclude these losses more appropriately reflects the results of our operations exclusive of the impact of our disposition transactions.

Table 4
American Campus Communities, Inc. and Subsidiaries
2015 Outlook[1]
(dollars in thousands, except share and per share data)

	Original		Current
	Low	High	Low	High

Net income	$61,800	$68,400	$113,500	$117,200
Noncontrolling interests	1,100	1,200	2,000	2,100
Gain from disposition of real estate	-	-	(52,700)	(52,700)
Depreciation and amortization	203,000	209,600	205,000	205,000
Funds from operations ("FFO")	$265,900	$279,200	$267,800	$271,600

Elimination of operations from on-campus participating properties	(10,200)	(10,600)	(11,400)	(11,400)
Modifications to reflect operational performance of on-campus participating properties	4,300	4,900	4,000	4,200
Acquisition transaction costs	1,800	2,600	2,800	2,800
Debt extinguishment costs	-	-	1,800	1,800
Funds from operations - modified ("FFOM")	$261,800	$276,100	$265,000	$269,000

Net income per share - diluted	$0.54	$0.60	$0.99	$1.03

FFO per share - diluted	$2.33	$2.45	$2.35	$2.38

FFOM per share - diluted	$2.30	$2.42	$2.32	$2.36

Weighted-average common shares outstanding - diluted	114,000,000	114,000,000	114,200,000	114,200,000

1.	The company believes that the financial results for the fiscal year ending December 31, 2015 may be affected by, among other factors:
• national and regional economic trends and events;
• the timing of acquisitions and/or dispositions;
• interest rate risk;
• the timing of commencement of construction on owned development projects;
• the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;
• university enrollment, funding and policy trends;
• the ability of the company to earn third-party management revenues;
• the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
• the ability of the company to integrate acquired properties;
• the outcome of legal proceedings arising in the normal course of business; and
• the finalization of property tax rates and assessed values in certain jurisdictions.

CONTACT:
American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000